Exhibit 10.5

Protea Biosciences, Inc. 1311 Pineview Dr, Suite 501 Morgantown, WV 26507

Greg W. Kilby
671 Kadar Drive | West Chester, PA 19382 | Phone: 484 868-6542 | greg_kilby@yahoo.com

September 4th, 2016

Mr. Stephen Turner
CEO & President
Protea Biosciences, Inc.

Dear Stephen,

It is with extreme regret that I send you my notice of resignation as Protea's Vice President and chief operating officer, effective september 15th, 2016. This is due to health and personal reasons. I would be happy to continue my relationship with the company in the capacity of part time consultant.
I have enjoyed my tenure at the company and wish you success in the future."

Sincerely,

Greg W. Kilby, Ph.D.